AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated and effective as of June 1, 2010 by and among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation, and Transamerica Life Insurance Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated May 7, 2001, as amended (“the Agreement”) and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

2. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

Effective date: June 1, 2010

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ Heidi Stam	By:	/s/ Jack Brod

Name:	Heidi Stam	Name:	Jack Brod

Title:	Secretary	Title:	Principal

VANGUARD MARKETING CORPORATION		TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Heidi Stam	By:	/s/ Steven R. Shepard

Name:	Heidi Stam	Name:	Steven R. Shepard

Title:	Senior Vice President	Title:	Vice President

SCHEDULE A

SEPARATE ACOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Contract Funded by Separate Account

PFL Corporate Account One August 10, 1998 (1940 Act Exclusion)	Advantage V Variable Adjustable Life Insurance Policy (1933 Act Exempt)

Transamerica Corporate Separate Account Sixteen June 16, 2003	Advantage X Variable Adjustable Life Insurance Policy

Transamerica Separate Account R3 November 23, 2009	Advantage R3 Variable Adjustable Life Insurance Policy

Separate Account VA X May 15, 2000	Flexible Premium Variable Annuity – I, under the marketing name “Transamerica Advisor Elite”

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Fund shall be made available as investments underlying the Variable Insurance Products:

Money Market Portfolio

Total Bond Market Index Portfolio

Total Stock Market Index Portfolio

High-Yield Bond Portfolio

Short-Term Investment-Grade Portfolio

Balanced Portfolio

Diversified Value Portfolio

Equity Income Portfolio

Equity Index Portfolio

Growth Portfolio

Mid-Cap Index Portfolio

REIT Index Portfolio

Small Company Growth Portfolio

International Portfolio

Capital Growth Portfolio